SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of the text of a letter sent to all of the members of Acxiom's works councils in Europe. This letter discusses the proposed acquisition.

Acxiom Corporation in May announced that it had entered into an agreement to be acquired by Silver Lake Partners and ValueAct Capital Partners, two private equity firms based in California. Silver Lake and ValueAct offered $27.10 for all Acxiom shares of stock in a deal that would be worth approximately $3.0 billion when completed.

Acxiom’s board of directors believes the merger is fair and in the best interests of the Company and its shareholders. Upon the unanimous recommendation of a special committee of the board of directors, the board has accepted the offer, which represents a cash premium for shareholders as Acxiom stock hasn’t closed as high as $27.10 since February 28, 2001.

The merger agreement provides that Acxiom may solicit and entertain proposals from other companies until July 15, 2007. In accordance with the agreement, the board of directors of Acxiom, through the special committee and with the assistance of its independent advisors, intends to actively solicit other proposals during this period. The transaction is expected to close in the next three to four months and is subject to approval by the company's stockholders, regulatory approvals and other customary closing conditions. Silver Lake and ValueAct Capital have received customary debt financing commitments from third-party financing sources.